Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated May 1, 2014

North America Structured Investments

3yr Auto Callable Review Notes

J.P.Morgan

Overview

May be appropriate for investors who seek early exit prior to maturity at a premium if, on any Review Date, the Index closing level of each of the Indices is at or above its Call Level. If the notes have not been automatically called, investors will receive their principal back at maturity if the Ending Index Level of each Index is less than its Initial Index Level by up to the Contingent Buffer Amount, but will lose some or all of their principal if the Ending Index Level of either Index is less than its Initial Index Level by more than the Contingent Buffer Amount.

You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer: JPMorgan Chase & Co.

Minimum Denomination: $1,000.00

Indices: Russell 2000® Index (RTY) and S&P 500® Index (SPX)

Pricing Date: May 27, 2014

Final Review Date: May 25, 2017

Maturity Date: May 31, 2017

Review Dates:

Payment if Called*: For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

at least 10.00% × $1,000 if automatically called on the first Review Date at least 20.00% × $1,000 if automatically called on the second Review Date at least 30.00% × $1,000 if automatically called on the final Review Date

Contingent Buffer Amount: 30%

CUSIP: 48127DGT9

Preliminary Term sheet: http://sp.jpmorgan.com/document/cusip/48127DGT9/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

* To be determined on the Pricing Date, but not less than 10.00% per annum.

Automatic Call

If the Index closing level of each Index on any Review Date is greater than or equal to the applicable Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note that will vary depending on the applicable Review Date and call premium and that will be payable on the applicable Call Settlement Date.

Payment at Maturity

If the notes have not been automatically called and the Ending Index Level of each Index is greater than or equal to its Initial Index Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to $1,300. If the notes have not been automatically called and the Ending Index Level of each Index is less than its Initial Index Level by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level.

Hypothetical Amount Payable**

Lesser Performing Index Return	Total Return if Called at First Review Date	Total Return if Called at Second Review Date	Total Return at Final Review Date
80.00%	10.00%	20.00%	30.00%
60.00%	10.00%	20.00%	30.00%
40.00%	10.00%	20.00%	30.00%
20.00%	10.00%	20.00%	30.00%
5.00%	10.00%	20.00%	30.00%
0.00%	10.00%	20.00%	30.00%
-5.00%	N/A	N/A	0.00%
-20.00%	N/A	N/A	0.00%
-25.00%	N/A	N/A	0.00%
-30.00%	N/A	N/A	0.00%
-30.01%	N/A	N/A	-30.01%
-80.00%	N/A	N/A	-80.00%
-100.00%	NA	NA	-100.00%

** The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower

Payment at Maturity (Continued)

If the notes have not been automatically called and the Ending Index Level of either Index is less than its Initial Index Level by more than the Contingent Buffer Amount, you will lose more than 30.00% of you principal amount and could lose up to the entire principal amount of your notes at maturity.

Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary term sheet.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments

3yr Auto Callable Review Notes

Selected Benefits
[] Fixed appreciation potential
[] Potential early exit with appreciation as a result of automatic call feature.

Selected Risks
[] Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal.
[] Any payment on the notes is subject to our credit risk.  Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.
[] You are exposed to the risks of the decline in value of each Index.
[] Your payment at maturity may be determined by the lesser performing Index.

[] Return is limited to the principal amount plus call premium regardless of any appreciation of the Indices, which may be significant.
[] If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal for every 1% the final level of the lesser performing Underlying is less than its Initial Level.
[] The benefit provided by the Contingent Buffer Amount may terminate on the
Final Review Date.
[] The automatic call feature may force a potential early exit.  There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.
[] No interest or dividend payments, voting rights, or ownership rights with the securities included in the Index.
[] You are exposed to the risks associated with small capitalization companies.

Selected Risks (continued)
[] JPMS' estimated value does not represent future values and may differ from others'  estimates.
[] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value.
[] JPMS' estimated value is not determined by reference to our credit spreads for our conventional fixed rate debt.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so.  The price, if any, at which
JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set.  It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain.  You should consult your tax adviser regarding the U. S.  federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive.  Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free
1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J. P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com